EXHIBIT 4.3

EMPLOYMENT INDUCEMENT
RESTRICTED STOCK AGREEMENT

     This Employment Inducement Restricted Stock Agreement (this “Agreement”) is entered into this     day of March, 2005, by and between Input/Output, Inc., a Delaware corporation (the “Company”), and TengBeng Koid (the “Employee”).

     WHEREAS, the Employee is a newly-hired employee of the Company and, as a material inducement to the Employee’s agreement to be hired as a new employee of the Company, the Company believes that its interests will be served and advanced by granting the Employee shares of Restricted Stock (as hereinafter defined) in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, the Company and Employee hereby agree as follows:

     1.      Award of Restricted Stock; Defined Terms.

     (a)      The Company hereby grants to the Employee a Stock Award of 20,000 shares of Restricted Stock, in accordance with but subject to the terms of this Agreement.

     (b)      Capitalized terms used herein shall have the respective meanings assigned to them in Section 20 of this Agreement, unless the context otherwise requires.

     2.      Date of Stock Award. The date of grant of the Stock Award to the Employee is March ___, 2005.

     3.      Restricted Period.

     (a)      The Restricted Stock is subject to forfeiture and restrictions on transfer in accordance with the terms and conditions of this Agreement. Except as otherwise provided in this Agreement, and provided that the Employee meets all other terms and conditions of this Agreement, the restricted period and all restrictions on the shares of Restricted Stock granted hereby shall expire as to those shares when the shares become vested. The shares of Restricted Stock granted to the Employee pursuant to this Agreement shall vest on a cumulative basis pursuant to the following vesting schedule following the date of the Stock Award:

	Shares	Cumulative Vested Percentage
Date	Vesting	of Restricted Stock Award
March ___, 2006	6.667	33⅓	%
March ___, 2007	6.667	66⅔	%
March ___, 2008	6.666	100%

     (b)      Subject to sub-section (c) below, in the event that the Employee’s employment with the Company or any of its subsidiaries terminates for any reason, all shares of Restricted Stock not then vested at the date of termination of employment shall be forfeited and returned to the Company.

     (c)      Notwithstanding any provision contained in this Agreement to the contrary, upon the occurrence of a Change of Control, the restrictions on transfer set forth herein on all then-unvested shares of Restricted Stock granted under this Agreement shall lapse and the Employee shall be 100% vested in all shares of Restricted Stock subject to this Agreement.

     4.      Limitation of Rights of Employee. The Employee shall have no rights with respect to the Restricted Stock not expressly conferred by this Agreement.

     5.      No Assignment or Transfer. This Agreement and the Restricted Stock are of a personal nature and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or change the same in any manner by the Employee, or any other person claiming by, through or under the Employee, except in a manner expressly permitted under this Agreement, shall be void and the Company shall not be bound thereby. Any attempt to transfer the Stock Award other than under the terms of this Agreement shall terminate the Stock Award and all rights of the Employee to the Restricted Stock. Specifically, the shares of Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the respective restricted period as set forth in Section 3 hereof.

     6.      Section 83(b) Election. The Employee may exercise the election permitted under Section 83(b) of the Code (as hereinafter defined) with respect to the Restricted Stock awarded pursuant to this Agreement without the prior written approval of the Committee (as hereinafter defined). If the Employee exercises such an election, the Employee shall be required to pay the Company an amount necessary to satisfy the Company’s tax withholding obligation or to satisfy this obligation in a manner acceptable to the Committee.

     7.      Successors. This Agreement shall be binding upon any successors of the Company and the heirs, successors and legal representatives and other persons claiming by, through or under the Employee.

     8.      Requirements of Law. The Company shall not be required to issue any Stock under the Stock Award if issuing that Stock would constitute or result in a violation by the Employee or the Company of any provision of any law, statute, or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, pursuant to the Stock Award, the Company shall not be required to issue the Stock pursuant to the Stock Award unless the Committee has received evidence satisfactory to it to the effect that the holder of the Stock Award will not transfer the Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Stock covered by the Stock

Award pursuant to applicable securities laws of any country or any political subdivision. In the event the Stock issuable on exercise of the Stock Award is not registered, the Company may imprint on the certificate evidencing the Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause the vesting under the Stock Award, or the issuance of shares thereunder, to comply with any law or regulation of any governmental authority.

     9.      Stock Certificate. Shares of Restricted Stock shall be registered in the name of the Employee receiving the Stock Award and deposited, together with a stock power endorsed in blank, with the Company. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of common stock represented thereby is restricted by and subject to the terms and conditions (including conditions of forfeiture) contained in a Restricted Stock Agreement dated March ___, 2005, entered into between the registered owner and the Company. A copy of the Restricted Stock Agreement is on file in the office of the Secretary of the Company.

     10.      Rights as Stockholder. The Employee receiving a certificate for Restricted Stock shall have all the rights of a stockholder with respect to the shares of Restricted Stock included in the Stock Award during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares. Dividends paid with respect to shares of Restricted Stock in cash or property (other than stock in the Company or rights to acquire stock in the Company) shall be paid to the Employee currently. Dividends paid in stock in the Company or rights to acquire stock in the Company shall be added to and become a part of the Restricted Stock.

     11.      No Employment Obligation. The granting of the Stock Award shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ the Employee. The right of the Company or any Affiliate to terminate the employment of the Employee shall not be diminished or affected by reason of the fact that the Stock Award has been granted to him.

     12.      Lapse of Restrictions. At the end of the time period during which any shares of Restricted Stock are subject to forfeiture and restrictions on sale, transfer, alienation, pledge, or other encumbrance, such shares shall vest and will be delivered by a stock certificate, free of all restrictions, to the Employee or to the Employee’s legal representative, beneficiary or heir; provided that the certificate shall bear such legend, if any, as the Committee determines is reasonably required by applicable law. By accepting this Stock Award and executing this Restricted Stock Agreement, the Employee agrees to remit when due any federal and state income and employment taxes required to be withheld.

     13.      Tax Withholding. The Company or any Affiliate shall be entitled to deduct from other compensation payable to the Employee any sums required by federal, state, or local tax law to be withheld with respect to the lapse of restrictions on the Restricted Stock. In the alternative, the Company may require the Employee (or other person receiving the Restricted Stock) to pay the sum directly to his employer. If the Employee (or other person receiving the Restricted Stock) is required to pay the sum directly, payment in cash or by check of such sums for taxes shall be delivered within 10 days after the date of lapse of restrictions. The Company shall have no obligations hereunder upon lapse of restrictions on Restricted Stock until payment has been received, unless withholding (or any offset against a cash payment) as of or prior to the date of lapse of restrictions is sufficient to cover all sums due with respect to that exercise. The Company and its Affiliates shall not be obligated to advise an Employee of the existence of the tax or the amount which his employer will be required to withhold.

     14.      Recapitalization, Merger and Consolidation. The existence of this Agreement and the Stock granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     15.      Gender. If the context requires, words of one gender when used in this Agreement shall include the others and words used in the singular or plural shall include the other.

     16.      Headings. Headings of Sections are included for convenience of reference only and do not constitute part of this Agreement and shall not be used in construing the terms of this Agreement.

     17.      Governing Law. The provisions of this Agreement shall be construed, administered, and governed under the laws of the State of Texas. Any invalidity of any provision of this Agreement shall not affect the validity of any other provision.

     18.      Amendment. This Agreement may be amended only by an instrument in writing signed by the parties.

     19.      Interpretation. In the event of any difference of opinion concerning the meaning or effect of this Agreement, such difference shall be resolved by the Committee.

     20.      Definitions. The words and phrases defined in this Section shall have the meaning set out in these definitions throughout this Agreement, unless the context in which any such word or phrase appears reasonably requires a broader, narrower, or different meaning.

     (a)      “Affiliate” means any parent corporation and any subsidiary corporation. The term “parent corporation” means any corporation or other entity (other than the Company) in an unbroken chain of corporations or entities ending with the Company if, at the time of the action or transaction, each of the corporations or entities other than the Company owns stock or voting equity possessing 50 percent (50%) or more of the total combined voting power of all classes of stock or voting equity in one of the other corporations or entities in the chain. The term “subsidiary corporation” means any corporation or other entity (other than the Company) in an unbroken chain of corporations or entities beginning with the Company if, at the time of the action or transaction, each of the corporations or entities other than the last corporation or entity in the unbroken chain owns stock or voting equity possessing 50 percent (50%) or more of the total combined voting power of all classes of stock or voting equity in one of the other corporations or entities in the chain.

     (b)      “Board of Directors” means the board of directors of the Company.

     (c)      “Change of Control” shall mean the occurrence of any of the following, after the date of this Agreement:

     (i)      The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company or any Subsidiary, (y) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in clauses (A) and (B) of sub-paragraph (iii) below are satisfied;

     (ii)      Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (a solicitation by any person or group of persons for the purpose of opposing a solicitation of proxies or consents by the Board with respect to the election or removal of Directors at any annual or special meeting of stockholders) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (iii)      Approval by the stockholders of the Company of a Merger, unless immediately following such Merger, (A) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to such Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (B) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger; or

     (iv)      The sale or other disposition of all or substantially all of the assets of the Company.

     (d)      “Code” means the Internal Revenue Code of 1986, as amended.

     (e)      “Committee” means the Compensation Committee of the Board or such other committee designated by the Board.

     (f)      “Company” has the meaning set forth in the preamble of this Agreement.

     (g)      “Restricted Stock” means the shares of Stock awarded under this Agreement, together with (i) all rights, warranties or similar items attached or accruing thereto or represented by the certificates representing such Stock and (ii) any stock or securities into which or for which the Stock is thereafter converted or exchanged.

     (h)      “Stock” means the common stock of the Company, $0.01 par value or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security.

     (i)      “Stock Award” means this award of Restricted Stock.

Signatures on Following Page

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first written above.

INPUT/OUTPUT, INC.
By:
David L. Roland
Vice President and General Counsel

EMPLOYEE

TengBeng Koid